Exhibit 99.1


[Parlex Logo]  One Parlex Place, Methuen, MA 01844, (978)946-2564

news. . .


CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"


                            FOR IMMEDIATE RELEASE


        Parlex Reports Financial Results for Third Quarter of FY 2005


Methuen MA, May 12, 2005 - Parlex Corporation (PRLX) today reported financial results for the third quarter of fiscal year 2005. Revenues increased 26% to $29.1 million compared with $23.2 million for the same period in the previous year. Revenues for the third quarter decreased 4% sequentially from $30.2 million for the prior quarter.

Operating loss was $1.5 million for the quarter compared to an operating loss of $1.9 million for the same period in the prior year. Net loss for the quarter, attributable to common stockholders, was $2.3 million or ($.36) per diluted share versus $2.6 million or ($.40) per diluted share for the third quarter of fiscal 2004. The net loss in the third quarter of 2005 includes cash and non-cash related interest expense associated with our re-financing activities and minority interest associated with our partner in China. No tax benefit was recorded on U.S. net operating losses in the quarter.

Revenues for the first nine months of fiscal 2005 were $90.8 million versus $66.4 million for the same period in fiscal 2004, an increase of 37%. The net operating loss for the nine months of fiscal 2005 was $2.0 million compared to $4.6 million in the prior year. Net losses attributable to common shareholders totaled $4.7 million or ($0.73) per


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diluted share for the first nine months of fiscal 2005 versus $6.6 million or ($1.04) for the same period last year.

Peter J. Murphy, President and Chief Executive Officer, stated "Third quarter revenues were down sequentially due in part to projected seasonality in the computer peripheral market. Sales were further impacted by delayed orders from our major smart card customer due to a technical issue with their product. This resulted in a virtual shutdown of our dedicated chip substrate line for the entire quarter. Both of these products are manufactured in Parlex facilities in China. In addition, our Chinese operations were shutdown for one week in observance of the Chinese New Year. Our new computer peripheral products are now shipping at full rate and the smart card substrate line has returned to projected production levels. As a result, we anticipate significant sequential growth this quarter.

Income for the third fiscal quarter was negatively impacted by the reduced shipments in China, below forecast performance in our U.S. multilayer operation, and higher than expected public company costs. For the current fourth fiscal quarter, we fully expect a profit from operations.

Bookings, or sales orders, for the period were $33.6 million resulting in a book-to-bill ratio of 1.15. Strength in bookings was evident in the military sector with new business from Raytheon, General Dynamics and Delphi. The automotive sector is building momentum as we garnered new orders for three applications; infotainment, lighting systems and anti lock brake sensors, to be produced in China. This is key to our strategy as we develop the proper mix to offset third quarter seasonality that we have experienced in markets currently serviced by our Asian operations. Our medical business remains strong, particularly for a variety of nerve sensors we produce for Neurometrics.

The Company continues to add capacity and capability to our China operations where we expect to finish the year with sales topping $50 million and operating income of approximately $5 million. This represents growth of approximately 47% in revenues and


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85% in operating income.  We believe we can replicate this revenue growth in fiscal year 2006.

The European and North American operations will see revenues climb at a more modest 15-20% in fiscal year 2005 with similar growth projected for fiscal year 2006. While income in these regions is not yet at an acceptable level, we expect sequential improvement in the fourth quarter and throughout the next fiscal year."

Interested parties are invited to participate in Parlex's quarterly teleconference, which will be held Friday, May 13, 2005 at 10:00 AM Eastern Time. To participate in the conference, dial 800-657-1269 and ask for the Parlex Quarterly Conference. This call is being webcast by CCBN and can also be accessed at Parlex Corporation's web site at www.parlex.com by clicking on "News and Events" on the home page.

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------
This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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